UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 14, 2005
UNITED STATES LIME & MINERALS, INC.
(Exact name of registrant as specified in its charter)

TEXAS (State or other jurisdiction of incorporation)	000-4197 (Commission File Number)	75-0789226 (IRS Employer Identification No.)

13800 MONTFORT DRIVE, SUITE 330, DALLAS, TEXAS (Address of principal executive offices)		75240 (Zip Code)
(972) 991-8400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     Effective as of October 19, 2005, United States Lime & Minerals, Inc. (the “Company”) entered into an Amendment to its credit agreement with Wells Fargo Bank, N.A. (the “Amendment”). The Amendment, which is attached as Exhibit 10.1, is hereby incorporated by reference in response to this Item.
     Along with the Amendment, the Company will continue its hedging program utilizing interest rate swaps. To that end, on October 14, 2005, the Company entered into an interest rate hedge agreement with Wells Fargo Bank, N.A. to fix the LIBOR rate on $40,000,000 of its debt beginning December 30, 2005 (the “New Hedge”). The New Hedge, which is attached as Exhibit 10.3, is hereby incorporated by reference in response to this Item.
     Descriptions of the Amendment and the New Hedge are included below under ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT and is hereby incorporated by reference in response to this Item.
ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
     In conjunction with the Amendment referenced in ITEM 1.01, the Company terminated its then existing interest rate hedge (the “Old Hedge”) which fixed the LIBOR rate on its then existing $30,000,000 term loan. The Old Hedge termination agreement, which is attached as Exhibit 10.2, is hereby incorporated by reference in response to this item. A description of the termination of the Old Hedge is included below under ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT and is hereby incorporated in response to this Item.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     On August 25, 2004, the Company entered into a credit agreement with Wells Fargo Bank, N.A. (the “Lender”) that included a five-year $30,000,000 term loan (the “Old Term Loan”) and a three-year $30,000,000 revolving credit facility (the “Old Revolving Facility”), (the “Credit Agreement”). Pursuant to a security agreement, also dated August 25, 2004, the term loan and the revolving credit facility are secured by the Company’s and its subsidiaries’ existing and hereafter acquired tangible assets, intangible assets and real property.
     On October 19, 2005, the Company entered into the Amendment primarily to increase the loan commitments and extend the maturity dates. As a result of the Amendment, the Credit Agreement now includes a ten-year $40,000,000 term loan (the “Term Loan”), a ten-year $20,000,000 multiple draw term loan (the “Draw Term Loan”) and a five-year $30,000,000 revolving credit facility (the “Revolving Facility”), (collectively, the “Credit Facilities”). The proceeds from the Term Loan will be used primarily to repay the outstanding balances on the Old Term Loan and Old Revolving Facility. The Company has not made any draws on the Draw Term Loan or the Revolving Facility.
     The Credit Facilities continue to bear interest, at the Company’s option, at either LIBOR plus a margin of 1.25% to 2.50%, or the Lender’s Prime Rate plus a margin of minus 0.50% to plus 0.50%. The margins are determined quarterly in accordance with a defined rate spread based upon the ratio of the Company’s average total funded senior indebtedness for the preceding four quarters to earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the twelve months ended on the last day of the most recent calendar quarter.
     In conjunction with the Amendment, the Company terminated the Old Hedge and rolled its value into the New Hedge to buy down the fixed interest rate. The New Hedge fixes the LIBOR rate at 4.695% on the $40,000,000 Term Loan for the period December 30, 2005 through the maturity date, resulting in an interest rate of 6.195% based on the current LIBOR margin of 1.50%.
     As of October 18, 2005, the Company entered into the initial contract for the construction of a third kiln at the Company’s Arkansas facilities. The third kiln will be substantially identical to the existing two kilns and will increase quicklime production capacity by approximately 50%. The project, which will also include certain crushing and stone handling enhancements, and additional finish goods silos and load outs, is expected to cost approximately $26,000,000, which will be funded from draws on the Draw Term Loan and Revolving Facility and funds generated from operations. Currently, the Company has contractual commitments of approximately $6,000,000 for the construction of the third kiln.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.

Exhibit
Number	Exhibit
10.1	Second Amendment to Credit Agreement dated as of October 19, 2005 among United States Lime & Minerals, Inc., each Lender from time to time a party thereto, and Wells Fargo Bank, N.A., as Administrative Agent.

10.2	Termination Agreement effective October 14, 2005 entered into by and between United States Lime & Minerals, Inc. and Wells Fargo Bank, N.A.

10.3	Amended and Restated Confirmation dated October 14, 2005 entered into by and between United States Lime & Minerals, Inc. and Wells Fargo Bank, N.A.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, United States Lime & Minerals, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2005	UNITED STATES LIME & MINERALS, INC.
	By:	/s/ M. Michael Owens
M. Michael Owens, Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit
10.1	Second Amendment to Credit Agreement dated as of October 19, 2005 among United States Lime & Minerals, Inc., each Lender from time to time a party thereto, and Wells Fargo Bank, N.A., as Administrative Agent.

10.2	Termination Agreement effective October 14, 2005 entered into by and between United States Lime & Minerals, Inc. and Wells Fargo Bank, N.A.

10.3	Amended and Restated Confirmation dated October 14, 2005 entered into by and between United States Lime & Minerals, Inc. and Wells Fargo Bank, N.A.

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